EXHIBIT 10.1

MARCH 1, 2012

Translated from Mexican

Ramiro Romero Aguirre.
Guadalajara, Jalisco, Mexico

Attention: Mr. Ramiro Romero Aguirre

Re: Letter of Intent – Acquisition of Old dumps within “LIZ” mining claim

This letter of intent (“Letter of Intent”) sets out the general terms and conditions of the proposed joint venture and benefits of old dumps exploitation between Ramiro Romero Aguirre (“the associated”) of an option to acquire, process and marketing up to a 100% interest to “Sonora Resources Corp.” through its fully owned Mexican subsidiary Finder Plata SA de CV in and to certain volume of old dumps with content of silver and gold which are located in surface of a mining claim Named Liz title 216028, claim held by the Owner located in Ayutla municipality of Jalisco State, México described as (“Old dumps”).

The purpose of this letter is to set out sufficient details of the proposed transaction terms (the “Proposed Transaction”) in order that a comprehensive formal participation agreement (the “Agreement”) may be prepared and executed by Finder Plata S.A. de C.V. (“Finder”) and the associated. We acknowledge that this Letter of Intent does not result in the formation of a legally binding agreement between the Parties, other than in respect of section 4 below entitled “Confidentiality”, which set out legally binding obligations of Finder and the associated enforceable in accordance with their terms.

1.            Transaction Terms

1.1          The associated grants Finder through a joint venture Agreement to acquire, process in site, and market the mineral products obtained from 100% of the dumps, which are estimated at 50,000 ton (fifty thousand) and are located on Liz mining claim and on surface of land owned by the associated which are free and clear of all liens charges and claims of others, such agreement shall be exercised or finished on or before December 15, 2013 (“Agreement deadline”). The agreement deadline could be later depending on the volume end of the economic dumps and processing capacity.

1.2          Finder may exercise the agreement by, paying the following:

i.	$ 5,000 on signing of this Letter of Intent included sixteen percent (16%) IVA Mexican tax (if applicable).

ii.	$ 5,000 upon signing the Option agreement ninety (90) days after the signing of this Letter of Intent included sixteen percent (16%) IVA Mexican tax (if applicable).

iii.

After signing the final agreement Finder undertakes to perform an estimated investment, $400,000 US (four hundred thousand) in capital expenditures to build the infrastructure, equipment, working capital, management and commissioning expenses to process the Old dumps in site and marketing silver and gold content. All the capital expenditures, working capital, pre-operating, commissioning and during the process in commercial production of the Old dumps would be controlled by Finder, well as the marketing of the silver and gold content.

1.3          During the term of the Agreement, The associated will maintain the Liz mining claim and land property in good standing by doing and filing all assessment work, making all payments and by performing all other acts which may be necessary in order to keep the old dumps in good standing and free and clear of all liens and other charges. All costs associated with maintaining Liz mining claim and land property where are located the old dumps will be paid by the associated.

1.4          The associated or his representatives will be part of the team at the pre-operating stage and in production stage with the function of ensuring that work will not have problems of access to the property and the development of all activities concerning the extraction an processing of the old dumps, as well as the verification of the contents of gold and silver to be produced and marketed.

1.5          Finder will pay to the associated after deducting cost of sales of the Net smelter return (“NSR”) of each batch of concentrate, precipitates or Dore sold and received the final liquidation a 40% over the earnings before interest, taxes, depreciation and amortization (“EBITDA”) that result of using generally accepted accounting practices monthly. 70% of the 40% in advance were paid to the associated of the amount resulting on monthly EBITDA; the other 30% after the pay back of the pre-operating capital expenditures shall be paid by redemptions during the depletion of the old dumps. Subsequent payments to the pay back Finder will be pay to the associated 100% of the 40% monthly EBITDA.

1.6          The Parties agree that that the associated will expedite to Finder the bills that protect the payment received from Finder, through a document which contents all the established requirements by the applicable and legal dispositions in financial matter; in this case will be added to the payment amount the corresponding Added Value Tax (IVA), which will be transfer at the moment of the payment.

1.7          The Parties also agree that in case that the associated cannot expedite the appropriate bill due his or her financial regime, according to the previous paragraph, Finder should make the correspondent withholding for the accomplishment effects to the legal dispositions in the fiscal matter in Estados Unidos Mexicanos.

2.            Conditions

2.1          The completion of the Proposed Transaction will be conditional upon the following:

(a)	the signing of a definitive Agreement by the parties; and

(b)	Completion of satisfactory due diligence on the Liz Claim and surface right, measuring and assaying the old dumps with the purpose of determine the real volume of old dumps interest and feasibility.

3.            Closing/Termination

3.1          The parties will use their reasonable best efforts to enter into the agreement within ninety (90) days of the date of this Letter of Intent, or as soon as reasonably practicable thereafter. At closing the parties will deliver such documentation as may be reasonably requested by the other parties’ counsel as contemplated in the Agreement.

3.2          If the parties have not entered into the Option Agreement by June 1, 2012, this Letter of Intent may be extended at will of the parties.

4.            Confidentiality

4.1          The terms of this Letter of Intent and, all information obtained in connection with the performance of this Letter of Intent, and the due diligence to be conducted by the parties (the “Confidential Information”), will be the exclusive property of the party providing such information (the “Disclosing Party”) and will not be disclosed by the receiving party (the “Recipient”) to any third party or the public without the prior written consent of the Disclosing Party. Subject to applicable law and the policies of any applicable stock exchange, the parties will agree with each other on the form, content and timing of any public announcement regarding the Proposed Transaction and Finder may make through Sonora Resources Corp any public disclosure of the existence of this Letter of Intent or the Proposed Transaction.

5.            Miscellaneous

5.1          Each of the parties will be responsible for the expenses of their respective professional advisors.

5.2          Time shall be of the essence in the performance of the Agreement. If these general terms and conditions are acceptable to Ramiro Romero Aguirre (“The associate”) please arrange to sign for the execution of this letter of intent. Upon receipt the LOI we will instruct our legal counsel to prepare a final document of the Agreement and related documents for review by the associate and its counsel.

Yours truly,

SONORA RESOURCES CORP. /Finder Plata S.A. de C.V.

/s/ Juan Miguel Rios Gutiérrez
Juan Miguel Ríos Gutiérrez.
President & CEO/Sole administrator

The general terms and conditions of the Proposed Transaction are acceptable.

Dated: March 1, 2012.

The Associated

/s/ Ramiro Romero Aguirre
Ramiro Romero Aguirre